Exhibit 10.1

SECOND AMENDMENT TO

THE CRA INTERNATIONAL, INC. 2006 EQUITY INCENTIVE PLAN

THIS SECOND AMENDMENT to the CRA International, Inc. 2006 Equity Incentive Plan (“Second Amendment”), dated the 12 day of March, 2008 is adopted by CRA International, Inc., a Massachusetts corporation (the “Company”). All capitalized terms used in this Second Amendment that are not defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS:

A. The CRA International, Inc. 2006 Equity Incentive Plan, as amended (the “Plan”) was adopted by the Board of Directors of the Company in March 2006 and approved by the shareholders of the Company at the Company’s 2006 Annual Meeting of Shareholders on April 21, 2006.  The Plan was amended pursuant to a First Amendment to 2006 Equity Incentive Plan, dated April 19, 2007.

B. Pursuant to Section 14.12 of the Plan, the Plan Administrator has the authority to amend the Plan in order to foster and promote achievement of the purposes of the Plan or to comply with or take account of provisions of laws in other countries in which the Company, parent or subsidiary of the Company operates or has employees or contracts with independent contractors, or to obtain favorable tax, exchange control or regulatory (including legal) treatment for the Company, or any parent or subsidiary of the Company or any person to whom an Award has been or may be granted.  The Board of Directors of the Company, acting as Plan Administrator, desires to and does hereby amend the Plan, as hereinafter set forth, to authorize the grant of Awards that qualify for preferential personal income tax and social security tax treatment under French law.

NOW, THEREFORE, the Plan is hereby amended by adding a new Section 15, also referred to as the French Sub-plan as follows:

Section 15

French Sub-plan; For Individuals Who are French Resident Taxpayers and/or Subject to the French Social Security Scheme in France

All Awards granted under this Section 15 (also referred to as the “French Sub-plan”) to an employee who is a French resident taxpayer and/or subject to the French social security scheme in France shall comply with the terms of this French Sub-plan. The purpose of the French Sub-plan is to grant Awards that qualify for favorable income tax and social security tax treatment under French law.  In the event any other provision of the Plan conflicts with a provision of this Section 15, the provision in Section 15 shall control with respect to any Award granted under Section 15.  No other Award granted under the Plan shall be subject to the provisions of this Section 15.

15.1 Definitions. The following terms shall have the following meanings for purposes of this French Sub-plan:

(a) “French Award” means, individually or collectively, a grant of Common Stock under this Section 15 to employees who are French resident taxpayers and/or subject to the French social security scheme in France.

(b) “Disability” means a physical or mental condition corresponding to the classification in the second or third categories laid down in Article L. 341-4 of the French Code de la Sécurité Sociale.

(c) “Holding Period” means a 2-year period following the applicable vesting date, during which the employee may not sell or loan his vested French Award in order to qualify for preferential income tax and social security treatment under French law.

15.2 Eligibility. A French Award under the French Sub-plan may be granted only to an employee who is a French resident taxpayer and/or subject to the French social security scheme in France.

15.3 Limitation on Grants Under the French Sub-plan. French Awards may not be granted to an employee who holds more than 10% of the Company’s outstanding shares at the date of grant or an employee who would hold more than 10% of the Company’s outstanding shares following the Award grant.

15.4 Vesting Periods. Except in the case of the death or Disability of the employee, each French Award granted under the French Sub-plan shall vest in accordance with the following schedule:

Completed years of employment from date of grant	Cumulative vesting percentage

1	0%
2	50%
3	75%
4 or more	100%

A participant shall be 100% vested in his or her French Award in the event his or her employment is terminated by reason of death or Disability. In the event of death or Disability, the Holding Period described in Section 15.5 will not apply but the black out restrictions on sale described in Section 15.6 will continue to apply.

15.5 Holding Period. French Awards granted under the French Sub-plan shall include a Holding Period of two (2) years following each vesting date of the French Award in order to qualify for special tax and social security considerations under French law.

15.6 Restrictions on Sale - Black Out Periods. Following the expiration of the Holding Period described in Section 15.5, French Awards may not be sold:

(a) during the then existing black out periods established by the Company which shall be made applicable to all French Awards;

(b) during the ten stock exchange trading days preceding and following the date on which the Company’s consolidated accounts are made public, or failing that, the annual accounts are published;

(c) between (i) the date on which the Company’s management bodies have knowledge of information which, if made public, could have a significant impact on the share price of the Common Stock; and (ii) ten stock exchange trading days following the date on which this information is published; and

(d) if the participant has non public material information about the Company and such sale would violate any applicable securities laws of the United States of America or France.

15.7 Restriction on Sale for officers and directors. At the time of the grant of French Awards, the Plan Administrator shall if any of the participants is an officer or director of the Company either decide that such officer or director cannot sell the shares of Common Stock received after Vesting Periods before the end of his or her functions, or determine the number of shares of Common Stock received after Vesting Periods that such officer or director shall keep up to the end of his or her functions.

15.8 Restrictions on Transfer. Save for exceptions listed in Section 15.4 above, French Awards may not be transferred, assigned, pledged or hypothecated in any manner whatsoever during the Vesting Period.

15.9 Other Compliance with French Tax and Social Security Law.  French Awards granted under the French Sub-plan must also comply with any other requirements set forth by the French tax and social security law as interpreted and supplemented by the French tax and social security guidelines in effect at the date of grant of such Awards.

IN WITNESS WHEREOF, this Second Amendment is hereby executed as of the day and year first above written.

CRA INTERNATIONAL, INC.

/s/ James C. Burrows
JAMES C. BURROWS
CEO AND PRESIDENT